UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES ACT OF 1934

Date of Report: May 29, 2007

AMERALIA, INC.

(Exact name of Company as specified in its charter)
Commission File No. 0-15474

Utah	87-0403973
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

20971 E. Smoky Hill Rd., Centennial, Colorado 80015-5187
(Address of Principal Executive Offices)

Company's telephone number, including area code:	(720) 876-2373

Item 8.01                                Other Events

Update on Planned Capital Reconstruction

We have previously reported in our filings our plans and discussions with our various lenders to recapitalise our company and its subsidiaries.  These discussions are continuing.

In connection with those discussions we have been advised by Sentient Global Resources Fund 1, L.P, (“Fund”) and Sentient Global Resources Trust No. 1 (“Trust”) of the transfer of their respective interests to a newly formed affiliate, Sentient USA Resources Fund, a Delaware limited partnership (“Sentient”) on May 25, 2007.  The general partner of the Partnership is Sentient Executive MLP 1, a Cayman Island company.  The limited partners are the Fund and the Trust.

In accordance with its rights in connection with the Series B2 Secured Convertible Debentures issued by Natural Soda Holdings and the conversion rights attached to a working capital loan provided by Sentient to Natural Soda, Sentient has now exercised its rights to convert these loans into 53.5% of the shares of the issued common stock of Natural Soda.  Consequently, our ownership interest in Natural Soda which we hold through our direct subsidiary, Natural Soda Holdings, is now 46.5%.

Sentient’s conversion of these loans did not affect the status of its Senior Secured Series A 10% Debentures or its Secured Subordinated Series B1 Debentures, both of which remain outstanding.

Forward Looking Statements pursuant to 1933 & 1934 Securities Acts

AmerAlia’s future conduct depends on a number of factors beyond our control, so we cannot assure you we will be able to complete these transactions as we contemplate in this report.  This report contains various statements using the terms “may”, “expect to”, and other terms denoting future possibilities.  They are forward-looking statements.  We cannot guarantee the accuracy of these statements as they are subject to a variety of risks beyond our ability to predict or control.  These risks may cause actual results to differ materially from the projections or estimates contained in this report.  These risks include, but are not limited to:

•	the Company’s historical lack of profitable operations;
•	a need for highly profitable operations to service the interest costs of the existing long-term financing;
•
the risks that the recapitalization necessary to reduce our cost of funding and any new funding to finance our operations, the operations of our subsidiaries and expansion of production capacity will not be available on reasonable terms, if at all;

•	the risks of undertaking exploration, development and mining of mineral properties;
•	the risks associated with the manufacture and marketing of chemical products; and
•
the risk of default on the remaining debenture held by Sentient, the promissory notes issued to our various investors and the Bank of America and its associated guaranty agreement obligations to the Mars Trust.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

June 5 , 2007	AMERALIA, Inc.
By: /s/ Robert van Mourik
Robert C. J. van Mourik
Executive Vice President & CFO